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                                                                 EXHIBIT 10.20.2

June 1, 1999


Robert W. Wrubel
Ask Jeeves, Inc.
918 Parker Street
Berkeley, CA 94710




Dear Rob:

As we have agreed, certain provisions of your accepted offer letter dated May 22, 1998 (the "Offer Letter") are amended as set forth below effective June 1, 1999. All terms of the Offer Letter not amended by this letter remain in full force and effect.

BASE SALARY AND BONUS

Your salary will remain $180,000, which will be paid semi-monthly in accordance with the Company's normal payroll procedures. You will also be eligible to receive a bonus of $100,000, payable on or before February 15, 2000, based on the Company's achievement of certain financial goals by the end of 1999. The specific financial goals to be achieved will be jointly determined between you and the Company by August 1, 1999. Please note that this bonus plan is for 1999 only, and future bonus plans, if any, will be defined at a later date.

OPTIONS

You have been granted the following options to purchase shares of Ask Jeeves common stock (all numbers reflect the 1 for 2 stock split):

Date                         Number of Shares                Exercise Price/Share
----------------             ----------------                --------------------
May 25, 1998                 675,000                         $ 0.46
October 11, 1998             375,000                         $ 0.73
May 22,1999                  200,000                         $10.00

Your Offer Letter provides that in the event of a corporate transaction, as that term is defined in the Company's 1996 Equity Incentive Plan adopted November 26, 1996 (a "Corporate Transaction"), all of the 675,000 options granted to you on May 25, 1998 and the 375,000 options granted to you on October 11, 1998 will immediately vest and be exercisable. As part of the consideration for the additional 200,000 options granted to you on May 22, 1999 and the severance package described below, you agree to relinquish the accelerated vesting rights in the event of a Corporate Transaction granted to you in the May 25, 1998 and October 11, 1998 option grants. The Company may, at its discretion, issue you new stock options agreements reflecting this change in the vesting provisions.

SEVERANCE

   Robert W. Wrubel
   June 1, 1999
   Page 2


The Company has the right to terminate your employment at any time, with or without cause. "Cause" for termination means: (a) indictment or conviction of any felony or any crime involving dishonesty; (b) participation in any fraud against the Company; (c) breach of your duties to the Company, including persistent unsatisfactory performance of job duties; (d) intentional damage to any property of the Company; or (e) conduct which, in the good faith and reasonable determination of the Company's Board of Directors, demonstrates gross unfitness to serve.

In the event your employment is terminated without cause at any time during your employment, you will be entitled to receive a severance package of six (6) months base salary plus six (6) months of your expected bonus (with a total of salary and pro-rated expected bonus not to exceed $200,000).

In the event that your termination without cause is due to a Corporate Transaction, you will be entitled to receive the severance package described above, plus immediate vesting of one hundred percent (100%) of any unvested options granted to you and approved by the Company's Board of Directors as of the date of your termination. Furthermore, in the event your employment is terminated without cause less than six (6) months prior to, or less than one (1) year after, a Corporate Transaction, such termination will be deemed to be due to the Corporate Transaction and you will be entitled to accelerated vesting of your options as set forth in this paragraph.

You will not be eligible to receive the severance package described above in any circumstances other than (i) a termination without cause, as to the monetary severance package, and (ii) a termination without cause due to a Corporate Transaction as to the accelerated vesting of your options.

You should be aware that, notwithstanding anything contained in this letter or in your Offer Letter, your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, with or without reason.

To indicate your acceptance of these amended terms please sign and date this letter in the space provided below and return it to me. A duplicate original is enclosed for your records. This letter, along with the Offer Letter and the Confidential Information and Invention Assignment Agreement between you and the Company, set forth the terms of your employment with the Company. This letter supercedes any prior representations or agreements, whether written or oral as to the terms stated above. To the extent not amended by this letter, the Offer Letter remains in full force and effect. Neither this letter, nor the Offer Letter may be amended or modified except by written agreement signed by the Company and by you.

Sincerely,

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   Robert W. Wrubel
   June 1, 1999
   Page 3

/s/ Roger Strauch
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Roger Strauch
Chairman of the Board of Directors
Ask Jeeves, Inc.



Accepted.

/s/ Robert W. Wrubel                              June 1, 1999
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Robert W. Wrubel                                  Date